Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2019 Operating Results

VALLEY COTTAGE, NY—March 16, 2020—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2019 increased to $14.50 million up 4% from $13.89 million in 2018. The Company reported pre-tax income of approximately $343,100 for 2019 compared to a pre-tax loss of approximately $192,200 in the prior year. Net income for 2019 was approximately $217,600 compared to a net loss of approximately $179,300 in the prior year. Cash and cash equivalents at the end of 2019 increased to $8.28 million from the 2018 year-end balance of $8.07 million.

Jerry Flum, CEO, said, “I’m happy to report that we reversed the losses incurred last year while continuing to add new content into our product. We remain debt-free and our strong balance sheet provides us with financial flexibility should investment opportunities present themselves. We continue to invest in our business as we wait for the corporate responses to the super difficult health and financial environment. Until there is a definitive resolution of the current worldwide pandemic situation, we expect a slowdown in corporate decision making which may negatively impact our ability to sign new business.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Operating revenues	$14,501,173	$13,891,004

Operating expenses:
Data and product costs	5,759,660	5,764,535
Selling, general and administrative expenses	8,347,083	8,257,619
Depreciation and amortization	207,224	190,156

Total operating expenses	14,313,967	14,212,310

Income (loss) from operations	187,206	(321,306)
Other income, net	155,852	129,111

Income (loss) before income taxes	343,058	(192,195)
Benefit from (provision for) income taxes	(125,464)	12,863

Net income (loss)	$217,594	$(179,332)

Net income (loss) per share of common stock:
Basic and diluted	$0.02	$(0.02)

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$8,275,836	$8,066,899
Accounts receivable, net of allowance of $30,000	2,287,921	2,454,585
Other current assets	549,821	561,861

Total current assets	11,113,578	11,083,345

Property and equipment, net	477,973	543,762
Operating lease right-of-use asset	2,380,974	--
Goodwill	1,954,460	1,954,460
Other assets	35,723	35,613

Total assets	$15,962,708	$13,617,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$8,651,843	$8,560,316
Accounts payable	137,500	94,767
Current portion of operating lease liability	147,229	--
Accrued expenses	1,344,550	1,311,218

Total current liabilities	10,281,122	9,966,301

Deferred taxes on income, net	521,765	490,381
Unexpired subscription revenue, less current portion	166,169	178,129
Operating lease liability, less current portion	2,299,433	--
Other liabilities	--	24,537

Total liabilities	13,268,489	10,659,348

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,705,673	29,650,760
Accumulated deficit	(27,118,678)	(26,800,152)

Total stockholders’ equity	2,694,219	2,957,832

Total liabilities and stockholders’ equity	$15,962,708	$13,617,180

About CreditRiskMonitor

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus, such as Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, ”expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.